As filed with the Securities and Exchange Commission on October 15, 2010
Registration No. 333-149290
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 12 TO
Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF CERTAIN REAL ESTATE COMPANIES

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Governing Instruments)

2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
(602) 778-8700
(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

D. Kirk McAllaster, Jr.
Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Cole Credit Property Trust III, Inc.
2555 East Camelback Road, Suite 400
Phoenix, Arizona 85016
(602) 778-8700
(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Lauren Burnham Prevost, Esq.
Heath D. Linsky, Esq.
Morris, Manning & Martin, LLP
1600 Atlanta Financial Center
3343 Peachtree Road, N.E.
Atlanta, Georgia 30326-1044
(404) 233-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the securities registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
    Large accelerated filer ☐            Accelerated filer ☐            Non-accelerated filer ☒            Smaller reporting company ☐
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(c) of the Securities Act of 1933 or until the Registration Statement becomes effective on such date as the Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SHARES OF COMMON STOCK

Cole Credit Property Trust III, Inc. (the “Registrant”) filed a Registration Statement on Form S-11 (Commission File No. 333-149290) (the “Initial Registration Statement”), which was declared effective by the Securities and Exchange Commission on October 1, 2008, pursuant to which the Registrant registered 250,000,000 shares of common stock. Of the 250,000,000 shares of common stock registered, 230,000,000 shares were offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 20,000,000 shares were offered pursuant to the Registrant’s distribution reinvestment plan (the “DRIP”) at a purchase price equal to the higher of $9.50 per share or 95% of the estimated value of a share of the Registrant’s common stock.

As of the close of business on October 1, 2010, the Registrant had sold a total of 217,492,236 shares pursuant to the Initial Registration Statement, including 211,630,387 shares sold to the public pursuant to the primary offering and 5,861,849 shares sold pursuant to the DRIP. Effective as of the close of business on October 1, 2010, the Registrant terminated the offering of the shares pursuant to the Initial Registration Statement and hereby deregisters the remaining 32,507,764 unsold shares as of the close of business on October 1, 2010.

The Registrant filed a Registration Statement on Form S-11 (Commission File No. 333-164884) (the “Secondary Registration Statement”), which was declared effective by the Securities and Exchange Commission on September 22, 2010, pursuant to which the Registrant registered 275,000,000 additional shares of common stock.  Of the 275,000,000 shares of common stock registered, 250,000,000 shares are being offered to the public pursuant to the primary offering on a “best efforts” basis for $10.00 per share and 25,000,000 shares are being offered pursuant to the DRIP at a purchase price during the offering of $9.50 per share and at the most recent estimated value per share after the Registrant’s board of directors determines a reasonable estimate of the value of a share of the Registrant’s common stock. The Registrant did not commence sales of its common stock pursuant to the Secondary Registration Statement until after the termination of the offering pursuant to the Initial Registration Statement, therefore, as of October 1, 2010, no shares had been issued pursuant to the Secondary Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 15th day of October, 2010.

Cole Credit Property Trust III, Inc.

By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr.
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

	Signature	Title	Date

	*	Chief Executive Officer, President and Director (Principal Executive Officer)	October 15, 2010
Christopher H. Cole

	/s/ D. Kirk McAllaster, Jr.	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	October 15, 2010
D. Kirk McAllaster, Jr.

	*	Director	October 15, 2010
Marc T. Nemer

	*	Director	October 15, 2010
Thomas A. Andruskevich

	*	Director	October 15, 2010
Marcus E. Bromley

	*	Director	October 15, 2010
Scott P. Sealy, Sr.

	*	Director	October 15, 2010
Leonard W. Wood

*By:	/s/ D. Kirk McAllaster, Jr.
D. Kirk McAllaster, Jr. Attorney-in-Fact